ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FORWARD-LOOKING STATEMENTS
     In addition to historical information, this discussion and analysis contains forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue” or similar words. These forward-looking statements are subject to risks and uncertainties, as more particularly set forth in our filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005, that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.
OVERVIEW
     We are a real estate investment trust, or REIT, formed under Maryland law. We make investments in real estate primarily by making real estate loans, acquiring real estate loans and acquiring interests in real estate. Our principal business objective is to generate income for distribution to our shareholders from a combination of interest and fees on loans, rents and other income from our interests in real estate, and proceeds from the sale of portfolio investments.
     Our revenues increased 24.6% from $24.6 million for the three months ended March 31, 2005 to $30.7 million for the three months ended March 31, 2006, while our net income available to common shareholders increased 10.3% to $18.1 million for the three months ended March 31, 2006 from $16.4 million for the three months ended March 31, 2005. Total assets grew 41.4% to $1.1 billion at March 31, 2006 from $788.7 million at March 31, 2005.
     We believe the principal reasons for this growth were:
•	Increased mezzanine and bridge loans and unconsolidated real estate interests — We continued to grow our core business of making mezzanine and bridge loans and acquiring unconsolidated real estate interests in 2006 and 2005. We originated, purchased or acquired $226.9 million in the aggregate, of mezzanine and bridge loans and unconsolidated real estate interests in the quarter ended March 31, 2006 as compared to 108.5 million in the quarter ended March 31, 2005.

•	Increased use of leverage — Throughout 2005 and continuing through April 2006 we leveraged our asset base by investing over $375.0 million we have obtained by establishing new sources of debt financing.
     We have found increasing competition to make real estate investments within our investment parameters, resulting in pressure on lenders to reduce their margins. We believe that as a result of our ability to offer structured financing that accommodates senior financing sources, to respond quickly to a borrower’s requests and to tailor our financing packages to a borrower’s needs, we do not compete for a borrower’s business on interest rates alone. In addition, we are seeking to increase the return on our investments in appropriate cases by increasing our use of debt to leverage our investments while seeking to minimize the cost of this debt. We recently entered into the unsecured revolving credit agreement described below under “Liquidity and Capital Resources” that has enabled us to borrow increasing amounts at lower interest rates than those available under our secured lines of credit. We are also exploring ways to use collateralized debt obligations, or CDOs, to finance our investments. CDOs are securities supported by a pool of debt assets. We believe aggregating pools of our investments to support CDOs may enable us to increase our return on our investments and further increase our ability to leverage our investments. In order to execute this CDO strategy appropriately, we are seeking to add to our CDO expertise either through employing people that would bring that expertise to us internally or by combining or otherwise affiliating with another business with this expertise. We cannot assure you that we will be able to carry out this CDO strategy or that we will be able to achieve our goals with respect to our CDO strategy.
LIQUIDITY AND CAPITAL RESOURCES
     The principal sources of our liquidity and capital resources from our commencement in January 1998 through March 31, 2006 were our public offerings of common shares, 7.75% Series A cumulative redeemable preferred shares and 8.375% Series B cumulative redeemable preferred shares. After offering costs and underwriting discounts and commissions, these offerings have allowed us to obtain net offering proceeds of $594.0 million. We expect to continue to rely on offerings of our securities as a principal source of our liquidity and capital resources.

     We issued 2,760,000 Series A preferred shares in March and April 2004 for net proceeds of $66.6 million. Our Series A preferred shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, equivalent to $1.9375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series A preferred shares have no maturity date and we are not required to redeem the Series A preferred shares at any time. We may not redeem the Series A preferred shares before March 19, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after March 19, 2009, we may, at our option, redeem the Series A preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For the both three months ended March 31, 2006 and 2005, we paid dividends on our Series A preferred shares of $1.3 million.
     We issued 2,258,300 Series B preferred shares in October and November 2004 for net proceeds of $54.4 million. Our Series B preferred shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, equivalent to $2.09375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series B preferred shares have no maturity date and we are not required to redeem the Series B preferred shares at any time. We may not redeem the Series B preferred shares before October 5, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after October 5, 2009, we may, at our option, redeem the Series B preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For both the three months ended March 31, 2006 and 2005, we paid dividends on our Series B preferred shares of $1.2 million. Our Series A preferred shares and Series B preferred shares rank on a parity with respect to dividend rights, redemption rights and distributions upon liquidation.
     We also maintain liquidity through our unsecured credit facility and our secured lines of credit. At March 31, 2006, our unsecured credit facility provided for $335.0 million of maximum possible borrowings (we have the right to request an increase in the facility of up to an additional $15.0 million, to a maximum of $350.0 million, subject to certain pre-defined requirements) and three secured lines of credit, two of which each have $30.0 million of maximum possible borrowings, and the third of which has $50.0 million of maximum possible borrowings.
     The following are descriptions of our unsecured credit facility and secured lines of credit at March 31, 2006:
UNSECURED CREDIT FACILITY
     We are party to a revolving credit agreement that, as of March 31, 2006, provides for a senior unsecured revolving credit facility in an amount up to $335.0 million, with the right to request an increase in the facility of up to a maximum of $350.0 million. Borrowing availability under the credit facility is based on specified percentages of the value of eligible assets. The credit facility will terminate on October 24, 2008, unless we extend the term an additional year upon the satisfaction of specified conditions.
     Amounts borrowed under the credit facility bear interest at a rate equal to, at our option:
•	LIBOR (30-day, 60-day, 90-day or 180-day interest periods, at our option) plus an applicable margin of between 1.35% and 1.85% or

•	an alternative base rate equal to the greater of:
•	the prime rate of the bank serving as administrative agent or

•	the Federal Funds rate plus 50 basis points,
plus an applicable margin of between 0% and 0.35%.
     The applicable margin is based on the ratio of our total liabilities to total assets which is calculated on a quarterly basis. We are obligated to pay interest only on the amounts borrowed under the credit facility until the maturity date of the credit facility, at which time all principal and any interest remaining unpaid is due. We pay a commitment fee quarterly on the difference between the aggregate amount of the commitments in effect from time to time under the credit facility and the outstanding balance under the credit facility. This commitment fee is equal to fifteen basis points (twenty five basis points if this difference is greater than 50% of the amount of the credit facility) per annum of this difference.

     Our ability to borrow under the credit facility is subject to our ongoing compliance with a number of financial and other covenants, including a covenant that we not pay dividends in excess of 100% of our adjusted earnings, to be calculated on a trailing twelve-month basis, provided however, dividends may be paid to the extent necessary to maintain our status as a real estate investment trust. The credit facility also contains customary events of default, including a cross default provision. If an event of default occurs, all of our obligations under the credit facility may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable.
     At March 31, 2006, we had $325.0 million outstanding under the credit facility, of which $180.0 million bore interest at 6.02125%, $46.0 million bore interest at 6.42625%, $79.0 million bore interest at 6.28313%, and $20.0 million bore interest at 6.4725%. Based upon our eligible assets as of that date, we had $10.0 million of availability under the credit facility.
SECURED LINES OF CREDIT
     At March 31, 2006, we had $30.0 million of availability under the first of our two $30.0 million lines of credit. This line of credit bears interest at either:
•	the 30-day London interbank offered rate, or LIBOR plus 2.5% or

•	the prime rate as published in the “Money Rates” section of The Wall Street Journal, at our election.
     Absent any renewal, the line of credit will terminate in October 2007 and any principal then outstanding must be repaid by October 2008. The lender has the right to declare any advance due and payable in full two years after the date of the advance.
     At March 31, 2006, we had $30.0 million of availability under the second of our $30.0 million lines of credit. This line of credit bears interest at the prime rate as published in the “Money Rates” section of The Wall Street Journal. This line of credit has a current term running through April 2006 with annual one-year extension options at the lender’s option and an 11-month non-renewal notice requirement.
     At March 31, 2006, we had $50.0 million of availability under our $50.0 million line of credit. The credit line was increased during the quarter from $25.0 million at December 31, 2005 to $50.0 million. This line of credit bears interest at the 30-day LIBOR plus 2.25%. Absent any renewal, the line of credit will terminate in February 2007 and any principal then outstanding must be paid by February 2008.
     There was no indebtedness outstanding under any of our secured lines of credit at March 31, 2006.
     Our other sources of liquidity and capital resources include principal payments on, refinancings of, and sales of senior participations in loans in our portfolio as well as refinancings and the proceeds of sales and other dispositions of our interests in real estate. These resources aggregated $91.0 million for the three months ended March 31, 2006, and $55.9 million for the three months ended March 31, 2005.
     We also receive funds from a combination of interest and fees on our loans, rents and income from our real estate interests and consulting fees. As required by the Internal Revenue Code, we use this income, to the extent of not less than 90% of our taxable income, to pay distributions to our shareholders. The dividend distribution for the quarters ended March 31, 2006 and 2005 (paid on April 14, 2006 and April 15, 2005, respectively) was $17.0 million and $15.4 million, respectively, of which $16.9 million and $15.3 million, respectively, was in cash and $99,600 and $78,600, respectively, was in additional common shares issued through our dividend reinvestment plan. We also paid $2.5 million of dividends, in the aggregate, on our Series A and Series B preferred shares for the both three months ended March 31, 2006 and 2005. We expect to continue to use funds from these sources to meet these needs.
     We use our capital resources principally for originating and purchasing loans and acquiring real estate interests. For the three months ended March 31, 2006, we originated or purchased 22 loans in the aggregate amount of $226.9 million, as compared to ten loans in the aggregate amount of $108.4 million for the three months ended March 31, 2005. For the three months ended March 31, 2006, we made additional investments in consolidated interests in real estate of $2.3 million and additional investments in consolidated real estate interests held for sale of $1.0 million as compared to less than a total of $100,000 invested in real estate interests for the three months ended March 31, 2005.

     At March 31, 2006, we had approximately $13.0 million of cash on hand which, when combined with $5.7 million of loan repayments we received through May 5, 2006, $29.1 million received from the proceeds of a new first mortgage borrowing secured by one of our consolidated real estate interests, and $28.4 million drawn on our secured lines of credit provided for $40.2 million of loans originated through May 5, 2006 and to fund our first quarter dividend payments. We anticipate that we will use the $4.6 million available to be drawn on our unsecured credit facility (based upon our eligible assets at May 1, 2006, we are able to borrow up to the maximum amount $329.6 million and currently have $325.0 million outstanding on the line) combined with proceeds of approximately $30.0 million from the anticipated sale of one consolidated real estate interest and loan repayments of $56.0 million expected in May 2005, to fund additional investments totaling approximately $77.2 million that we expect to make in May 2006.
     We believe that our existing sources of funds will be adequate for purposes of meeting our liquidity and capital needs. We do not currently experience material difficulties in maintaining and accessing these resources. However, we could encounter difficulties in the future, depending upon the development of conditions in the credit markets and the other risks and uncertainties described in our filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005.
     We may also seek to develop other sources of capital, including, without limitation, long-term borrowings, offerings of our warrants, issuances of our debt securities and the securitization and sale of pools of our loans. Our ability to meet our long-term, that is, beyond one year, liquidity and capital resources requirements is subject to obtaining additional debt and equity financing. Any decision by our lenders and investors to enter into such transactions with us will depend upon a number of factors, such as our financial performance, compliance with the terms of our existing credit arrangements, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders’ and investors’ resources and policies concerning the terms under which they make such capital commitments and the relative attractiveness of alternative investment or lending opportunities. In addition, as a REIT, we must distribute at least 90% of our annual taxable income, which limits the amount of cash from operations we can retain to fund our capital needs.
     The following schedule summarizes our currently anticipated contractual obligations and commercial commitments as of March 31, 2006:

	PAYMENTS DUE BY PERIOD
	LESS THAN	ONE TO	FOUR TO	AFTER
CONTRACTUAL OBLIGATIONS	ONE YEAR	THREE YEARS	FIVE YEARS	FIVE YEARS	TOTAL
Operating leases	$302,130	$790,694	$658,912	$—	$1,751,736
Indebtedness secured by real estate(1)	27,355,429	94,547,650	394,421	6,253,409	128,550,909
Unsecured line of credit	—	325,000,000	—	—	325,000,000
Deferred compensation(2)	—	2,147,932	—	—	2,147,932

	$27,657,559	$427,486,276	$1,053,333	$6,253,409	$457,450,577

(1)	Indebtedness secured by real estate consists of senior indebtedness relating to loans, long-term debt secured by consolidated real estate interests, and liabilities underlying a consolidated real estate interest held for sale.

(2)	Represents amounts due to fund our supplemental executive retirement plan or SERP. See note 10 of our consolidated financial statements, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2005.
OFF-BALANCE SHEET ARRANGEMENTS
     We do not have any off-balance sheet arrangements that we believe have had, or are reasonably likely to have, a current or future effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors.
CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
     Refer to our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of our critical accounting policies. During the three months ended March 31, 2006, there were no material changes to these policies, except for the update described below.

     Reserve for Loan Losses. We had a reserve for loan losses of $226,000 at March 31, 2006 and 2005. This reserve is a general reserve and is not related to any individual loan or to an anticipated loss. In accordance with our policy, we determined that this reserve was adequate as of March 31, 2006, based upon our credit analysis of each of the loans in our portfolio. If that analysis were to change, we may be required to increase our reserve, and such an increase, depending upon the particular circumstances, could be substantial. Any increase in reserves will constitute a charge against income. We will continue to analyze the adequacy of this reserve on a quarterly basis. During the three months ended March 31, 2006 and 2005, the loans in our portfolio performed in accordance with their terms.
RESULTS OF OPERATIONS
     Interest Income. Interest income is comprised primarily of interest accrued on our loans. In addition, certain of our loans provide for additional interest payable to us based on the operating cash flow or appreciation in value of the underlying real estate. We recognize this additional interest or “accretable yield” over the remaining life of the loan, such that the return yielded by the loan remains at a constant level for its remaining life. Our interest income was $19.6 million for the three months ended March 31, 2006 compared to $19.0 million for the three months ended March 31, 2005. The $600,000 increase was primarily due to the following:
•	an additional $11.9 million of interest accruing on 87 loans totaling $675.2 million originated between January 1, 2005 and March 31, 2006, partially offset by a $10.2 million reduction of interest due to the repayment of 44 loans totaling $264.4 million during the same period,

•	a decrease of $1.4 million in accretable yield included in our interest income from the three months ended March 31, 2005 to the same period in 2006.
     Rental Income. At both March 31, 2006 and 2005, we had three consolidated real estate interests, which generated rental income that is included in our financial statements. We received rental income of $3.9 million for the three months ended March 31, 2006 compared to $3.4 million for the three months ended March 31, 2005. The $500,000 increase was primarily the result of one property’s annual reconciliation of amounts due from a major tenant for the portion of property operations expenses for which they are financially responsible, pursuant to their lease.
     Fee Income and Other. Revenues generated by our wholly owned subsidiary, RAIT Capital Corp d/b/a Pinnacle Capital Group, are generally reported in this income category. Pinnacle provides, or arranges for another lender to provide, first-lien conduit loans to our borrowers. This service often assists us in offering the borrower a complete financing package, including our mezzanine or bridge financing. Where we have made a bridge loan to a borrower, we may be able to assist our borrower in refinancing our bridge loan, for which we will earn related fee income through Pinnacle. We also include financial consulting fees in this income category. Financial consulting fees are generally negotiated on a transaction by transaction basis and, as a result, the sources of such fees for any particular period are not generally indicative of future sources and amounts. We earned fee and other income of $5.7 million for the three months ended March 31, 2006 as compared to $911,000 earned in the three months ended March 31, 2005. Included in fee and other income for the three months ended March 31, 2006 were consulting fees of $3.6 million and $2.0 million of revenue generated by Pinnacle. Included in fee and other income for the three months ended March 31, 2005 were revenues of $811,000 generated by Pinnacle. If we implement the CDO strategy referred to above in “Overview”, we anticipate that we will seek to increase fee income resulting from investments intended to support our CDOs, which may shift some income previously characterized as interest income to fee income.
     Investment Income. We derived our investment income from the return on our unconsolidated real estate interests and from interest earned on cash held in bank accounts. We received investment income of $1.5 million for the three months ended March 31, 2006, compared to $1.3 million for the three months ended March 31, 2005. The $200,000 increase in investment income from the three months ended March 31, 2005 to the corresponding period in 2006 was due to an increase in interest earned on cash held in bank accounts, resulting from both an increase in interest rates paid by banks on deposits as well as an increase in the average balance of our cash accounts. Most of this investment income was generated from our bank accounts with The Bancorp Bank. Our relationship with The Bancorp Bank is described in Note 9 to our consolidated financial statements.
     Interest Expense. Interest expense consists of interest payments made on senior indebtedness relating to loans, long term debt secured by consolidated real estate interests and interest payments made on our credit facility and lines of credit. We anticipate our interest expense will increase as we increase our use of leverage to enhance our return on our investments. Interest expense was $5.5 million for the three months ended March 31, 2006 as compared to $1.7 million for the three months ended March 31, 2005. The $3.8 million increase was attributable to the establishment and utilization of $365.0 million in additional borrowing capability from our new unsecured credit facility and other senior indebtedness.

     Property Operating Expenses; Depreciation and Amortization. Property operating expenses were $2.1 million for the three months ended March 31, 2006, compared to $1.9 million for the three months ended March 31, 2005. Depreciation and amortization was $370,000 for the three months ended March 31, 2006 as compared to $357,000 for the three months ended March 31, 2005. Included in property operating expenses are management fees paid to Brandywine Construction & Management, Inc., an affiliate of the spouse of our chairman and chief executive officer, for providing real estate management services for the real estate underlying our real estate interests. Brandywine provided real estate management services to four properties underlying our consolidated real estate interests at both March 31, 2006 and 2005, respectively. We paid management fees of $152,000 and $155,000 to Brandywine for the three months ended March 31, 2006 and 2005, respectively. In addition, at both March 31, 2006, and 2005, Brandywine provided real estate management services for real estate underlying seven of our unconsolidated real estate interests (whose results of operations are not included in our consolidated financial statements.) We anticipate that we will continue to use Brandywine to provide real estate management services.
     Salaries and Related Benefits; General and Administrative Expense. Salaries and related benefits were $1.9 million for the three months ended March 31, 2006, as compared to $1.3 million for the three months ended March 31, 2005. General and administrative expenses were $1.2 million for the three months ended March 31, 2006, as compared to $861,000 for the three months ended March 31, 2005. The increase in salaries and related benefits expense was due to increased costs of employee benefits including those of our supplemental executive retirement plan. The increase in general and administrative expenses was primarily due to increased costs relating to directors and officers insurance and regulatory compliance costs.
     Included in general and administrative expense is rental expense relating to our downtown Philadelphia office space. We sublease these offices pursuant to two operating leases that provide for annual rentals based upon the amount of square footage we occupy. The sub-leases expire in August 2010 and both contain two five-year renewal options. One sub-lease is with The Bancorp, Inc. We paid rent to Bancorp in the amount of $84,000 and $62,000 the three months ended March 31, 2006 and 2005, respectively. The other sublease is with The Richardson Group, Inc. We paid rent to Richardson in the amount of $11,400 and $14,000 for the three months ended March 31, 2006 and 2005, respectively. Also included in general and administrative expenses is $15,000 that we paid in both three month periods ended March 31, 2006 and 2005 to Bancorp for technical support services provided to us. Our relationships with Bancorp and Richardson are described in note 9 to our consolidated financial statements.
     Discontinued Operations. As of October 3, 2005, we classified as “held for sale” one of our consolidated real estate interests, consisting of an 89% general partnership interest in a limited partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of office/retail space. As of March 31, 2006 we classified as “held for sale” another consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. Also, as of May 11, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. The results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”. Additionally, depreciation expense was no longer recorded for these assets once they were classified as “held for sale”. We sold the Philadelphia, PA office building in May 2006 for approximately $74.0 million. The Norcross, GA shopping center and the Watervliet, NY apartment complex were both sold in June 2006 for $13.0 million and $11.25 million, respectively.
     The following is a summary of the operations of our investments held for sale for the three months ended March 31, 2006 and 2005, which have been reclassified to discontinued operations in our consolidated statements of income for all periods presented:

	FOR THE THREE MONTHS ENDED
	MARCH 31,
	2006	2005
Rental income	$4,115,389	$4,073,557
Less: Operating expenses	2,088,950	2,062,738
Interest expense	948,867	963,054
Depreciation and amortization	166,109	687,418

Income from discontinued operations	$911,463	$360,347

     The increases in rental income from 2005 to 2006 were due to our successful negotiation of expansions and renewals of leases with existing major tenants. The decrease in depreciation and amortization for the three months ended December 31, 2006 from the same period in 2005 was due to the cessation of our recognition of depreciation expense once we reclassified the property as “held for sale”.